EXHIBIT 23.1

CONSENT OF PARENTEBEARD LLC

[ParenteBeard LLC Letterhead]

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 20, 2012 relating to the consolidated financial statements of Fidelity D & D Bancorp, Inc., which appears in Fidelity D & D Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ ParenteBeard LLC

Wilkes-Barre, Pennsylvania

May 17, 2012